PURCHASE AGREEMENT

This Purchase Agreement ("Agreement") is entered into between AMP Incorporate, a Pennsylvania corporation, with its principal place of business in Harrisburg, PA, on behalf of itself and its subsidiaries and affiliates ("AMP"), and FiberCore, Inc., a Nevada corporation, with its headquarters in Sturbridge, MA ("Seller"). An affiliate of AMP is an entity in which AMP has a controlling interest.

The background of this Agreement is as follows:

A.   Seller manufactures and sells glass optical fiber for fiber optic cable.

B. AMP purchases fiber optic cable from third parties and intends to manufacture fiber optic cable.

C. AMP wants to purchase glass optical fiber from Seller, and Seller wants to sell glass optical fiber to AMP.

In consideration of the mutual promises and obligations set forth in this Agreement and intending to be legally bound, AMP and Seller agree as follows:

                                    SECTION I
                                      SCOPE

A. This Agreement and its exhibits incorporate all the terms and conditions agreed upon by AMP and Seller for the purchase of the glass optical fiber described in the attached Exhibit A ("Product(s)").

B. As to AMP, this Agreement will apply to Product purchased directly by AMP or a subsidiary or affiliate of AMP via a Purchase Order (as defined below) or to Products that have been incorporated into fiber optic cable subsequently purchased by AMP from a third party. As to third parties, Seller will separately negotiate prices and terms and conditions of sale with third parties for all Products purchased by third parties.

                                   SECTION II
                                 PURCHASE PERIOD

The initial term of this Agreement will be from the latest signature date to December 31, 2000. Unless AMP provides Seller with a written notice o f its intent not to renew this Agreement at least 6 months prior to the end of the initial term, this Agreement will be automatically renewed for an additional five year term. After the second five year term, either party can terminate this Agreement for any reason, either with or without cause, by giving the other party six months prior written notice. For any such nonrenewal or termination, each parts will be liable to the other party as described in
Section X.
                                   SECTION III
                                     PRICING

A. The initial prices for the products and the discounts during 1996 are described in Exhibit A.

B. The prices can be adjusted as described in Exhibit A if the combined price for all the raw materials described in Exhibit A change by more than 7% and if the party requesting an adjustment provides the other party with 60 days prior written notice.

C. On January 1st and July 1st of each calendar year, either party can request that the prices for the Products be adjusted. The revised prices will be the higher of Seller's then-current prices for the Products given to customers  who order  Products at the  highest  volumes  (the "High  Volume
     Price") less the discount described in Section III, or Seller's manufacturing material, labor and overhead costs plus 15%, but in no event will the revised prices be more than the High Volume Price. The High Volume Price must be equal to or lower than the lowest bona fide long-term price charged by a major supplier of fiber for purchases at the highest volumes. No price change will take effect prior to 30 days after the parties have signed a new Exhibit A reflecting the price change.

D. No price increase will apply to any Purchase Order which is received by Seller prior to the effective date of any price increase and which is scheduled for delivery within 2 months of the effective date of any price increase. If, after the effective date of any price increase, AMP makes any addition or other change to a Purchase Order that would otherwise be priced at the old price, then that Purchase Order will be priced at the new price. If AMP needs a longer price protection period, then Seller will negotiate such periods with AMP on a case-by-case basis.

E. If Seller sells any product identical or substantially similar to a Product to any other customer at a lower price for the same or less quantity than the price then in effect under this Agreement, then the price under this Agreement will be reduced to the lower price for all comparable quantities under outstanding Purchase Orders and subsequent Purchase Orders as long as the lower price to the other customer continues to be offered.

F. Seller will pay rebates to AMP for all Products purchased and paid for by third parties that are incorporated into fiber optic cable that is subsequently purchased by AMP during the term of this Agreement.

     1. The rebate will be calculated by multiplying the quantities of Product so incorporated and purchased by the discount described in Exhibit A from the then-current price for purchases by AMP. If Seller grants a discount to induce a third party fiber optic cable manufacturer to purchase Products, then the discount described in Exhibit A on fiber optic cable that is subsequently purchased by AMP from such third party, but in no event will the discount to AMP be reduced by more than 30%.

     2. Seller will estimate the amount of the rebate each month and remit such amount to AMP within 30 days after the end of each month. Seller and AMP will meet at the end of each calendar quarter to review AMP's records relating the quantities of fiber optic cable purchased from various third parties and Seller's records relating to the quantities of fiber sold to various third parties and to reconcile the amount of the rebate during that calendar quarter. If the amount remitted by Seller is less than the reconciled amount, then Seller will promptly pay the amount of the shortfall to AMP. If the amount remitted by Seller is greater than the reconciled amount, then AMP will promptly pay the amount of the overage to Seller. Each party will have the right, at its own expense, to audit such records of the other party by an independent auditor once a calendar quarter by providing 10 days prior written notice. AMP will waive the first $1200 in rebates in exchange for a reasonable amount of mechanical samples.


                                   SECTION IV
                              QUANTITY AND DELIVERY

A. On January 1st and July 1st of each calendar year, AMP will provide Seller with a forecast of its requirements for Products from Seller for both direct purchases by AMP and purchases of fiber optic cable by AMP from third parties for the following 2 calendar years. AMP can increase its forecast by 25% at any time by providing Seller with 1 year's prior written notice, and Seller will obtain or maintain the capacity to meet such additional forecasted amounts. Any quantity so forecasted by AMP are good faith estimates only.

B. If Seller has capacity to manufacture glass optical fiber that is not already being used to meet AMP's forecasted requirements for both direct purchases by AMP and purchases of fiber optic cable by AMP from third parties or to meet the requirements of another customer of Seller (i.e., additional capacity), then Seller will make such capacity available to AMP if requested by AMP in writing.

C. AMP is Seller's preferred customer. In the event that demand for Products by Seller's customers exceeds Seller's ability to meet such demand, Seller will first meet AMP's Purchase Orders (as described in Section IV.E.), and AMP's forecasted requirements (as described in Section IV.A.), subject to Seller's rights


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     to contract  with other  customers to supply  products  using  capacity not otherwise committed to or reserved for AMP under this Agreement.

D. Except for 1996, AMP intends to purchase at least 50% of its global requirements for glass optical fiber during the initial term from Seller, either via direct purchases by Purchase Orders or via purchases of fiber optic cable by AMP from third parties; subject, however, to Seller substantially meeting all of its material obligations under this Agreement, including, but not limited to, Seller's pricing, delivery, quality and intellectual property obligations; and further subject to the willingness of customers of AMP to purchase products containing glass optical fiber from Seller. Beginning on July 1, 1997, on January 1st and July 1st of each calendar year, AMP will provide Seller with a report describing AMP's total purchases of glass optical fiber from all suppliers during the previous 6 months. Subject to Seller substantially meeting all of its material obligations under this Agreement, including, but not limited to, Seller's pricing, delivery, quality and intellectual property obligations, and further subject to the willingness of customers of AMP to purchase products containing glass optical fiber from Seller, if AMP's actual purchases of Products from Seller are less than 50% of AMP's total purchases of glass optical fiber from all suppliers, then, as Seller's sole and exclusive remedies. Seller can either terminate this Agreement by providing AMP with 90 days prior written notice or reduce the amount of the discount described in Section III for the previous 6 month period (i.e., January 1st to June 30th or July 1st to December 31st) by 50%. On purchases of Products during the previous 6 month period, either directly from Seller or via purchases of fiber optic cable by AMP from third parties for which AMP received a rebate, AMP will reimburse Seller for the amount of the reduction. Notwithstanding anything in this Section to the contrary, in no event will the remedies of this Section or any other remedies of Seller apply if AMP's actual purchases of Products from Seller are less than 50% of AMP's total purchases of glass optical fiber from all suppliers because AMP's demand for glass optical fiber exceeds the forecasts described in Section IV.A., and if Seller does not have the capacity to meet such increased demand and, if such increased demand is due to an acquisition, AMP is no longer subject to contractual purchase obligations to third parties for glass optical fiber arising from the acquisition.

E. Purchases will be authorized only upon issuance by AMP of a purchase order ("Purchase Order(s)"). At the beginning of each calendar quarter, AMP will provide Seller with a Purchase Order for Products to be delivered to AMP during the next 6 months. AMP may, without cost or liability, at any time reschedule delivery within each 6 month period provided that delivery is taken during the 6 month period.

F.   Purchase  Orders may be provided  by AMP via  electronic  data  interchange
     (EDI), facsimile or United States mail.

G. The Lead Time for Product is shown in the attached Exhibit A. The elapsed time beginning when AMP places a Purchase Order and ending when the Product contained in that Purchase Order is received at the proper AMP location is the "Lead Time." Proper scheduling requires any delivery time to include the Lead Time.

H. Purchase Orders will state AMP's required delivery time for Products. Time and rate of delivery are of the essence for all purchases made under this Agreement. For Product to be considered on time, it must be shipped so as to arrive within the delivery window requested by AMP, currently +5 days early/-0 days late, under normal shipping circumstances. Seller will be responsible for extraordinary freight costs in the event that such costs are incurred by Seller to ensure Product is received by AMP per the delivery time in the event Seller does not satisfy the above shipping requirements.

I. All shipments will be made F.O.B. Seller's factory. AMP shall assume title and responsibility for Product once it leaves Seller's factory and shall be responsible for all freight, insurance and handling charges.

                                    SECTION V
                                     PAYMENT

AMP will issue payment no later than 30 days from the date of receipt of a correct Seller's invoice for Product or services accepted by AMP.

                                   SECTION VI
                      SELLER TESTING, STANDARDS AND QUALITY

A. Seller will test and inspect all Product according to the quality control procedures described in the attached Exhibit B to ensure conformance to the specifications described in Exhibit B ("Specifications"). Seller will provide the quality control records and test data for each Product in electronic form with shipment.

B. Seller agrees to bar code per AMP Specification ______utilizing Code 3 of 9 symbology in the Automotive Industry Action Group (AIAG) format on all product packaging and parts as appropriate.

C. Seller agrees to participate in AMP's assessment of Seller's quality management system by completing a self-assessment compiled and administered by a third party consultant hired by AMP. The cost of the assessment will be born in part by Seller and in part by AMP, provided that the annual cost for such assessment does not exceed $5,000.

                                   SECTION VII
                                INSPECTION BY AMP

A. All Product is subject to acceptance by AMP. Product may be inspected and tested by AMP for conformance to the requirements of this Agreement and any Purchase Order prior to acceptance, but such inspection and testing will not relieve Seller of its obligation to delivery Product in conformance to such requirements. If Product fails to meet such requirements, then AMP, at its option, may reject such Product or require its prompt repair or replacement, all at Seller's expense.

B. In the event Product does not conform to such requirements, then Seller will have 45 days from the date non-complying Product is returned to Seller's plant to correct the deficiency. If the deficiency is not corrected, then AMP will have the option to cancel the Purchase Order, but only as to the affected Product.

C. Certain Product is designated as Certified Product which is not required to be inspected and tested by AMP upon receipt at an AMP receiving location according to AMP Specifications 102-33, 102-37 or their equivalents. Certified Product is accepted by AMP upon receipt of the Certified Product at the AMP receiving location. Acceptance is subject to revocation if the Product is found to be nonconforming upon attempted use in AMP's manufacturing process. Once discovered, any Certified Product found to be nonconforming would be subject to inspection and/or testing by AMP according to procedures documented in AMP specification 102-1391.

                                  SECTION VIII
                                    WARRANTY

Seller warrants all Product as described in the attached Exhibit C.

                                   SECTION IX
                                     CHANGES

AMP may, by providing 90 days written notice, make reasonable changes, within the scope of this Agreement and any Purchase Order, regarding, but not limited to, specifications, designs, drawings, methods of shipment, packaging and/or place of delivery. Seller may not make such changes to any of the processes, material, testing or location of manufacture, without first obtaining the express written consent of AMP. If any changes cause changes in cost of or time required for Seller's performance under this Agreement or a Purchase Order, the parties will agree in writing to an equitable adjustment in the price (subject to Section III) and/or delivery schedule.

                                    SECTION X
                                   TERMINATION

A. In addition to any other remedies available to AMP in law or equity, AMP may terminate this Agreement under the following circumstances.

     1. Seller fails to supply Products as warranted or that meet the Specifications, and fails to cure such breach within 45 days after receiving a written notice from AMP.

     2. Seller's lot acceptance or received on time percentages for Product falls below those called for in Section 5.1 of AMP Specification
          102.47 (Rev. F, updated 03/17/95), and is not corrected as provided by the specification. Seller acknowledges receipt of the specification. Measurement of this performance will be in accord with the specification, and Seller will have 6 months to bring its performance to the stated acceptable level after notice as provided in Section 5.2 of the specification. The percentages stated in Section 5.1 of the specification for 1993 will be applicable through 1996.

     3. Upon 120 days prior written notice if AMP no longer needs the Products.

     4. Seller otherwise materially breaches this Agreement and does not cure the breach within 90 days after Receipt of a notice describing the breach.

B.   AMP's sole liability to Seller for such termination will be:

     1. Any unpaid balance due Seller for Product ordered, delivered and accepted by AMP prior to Seller's Receipt (as defined below) of the termination notice; and

     2. The price for Product scheduled for delivery within 90 days of Seller's Receipt of the termination notice, provided that such Product is in production on such date, except that AMP will only be obligated to pay for conforming Product so delivered and accepted by AMP.


C. In addition to any other remedies available to Seller in law or equity, Seller may terminate this Agreement if AMP materially breaches this Agreement and does not cure the breach within 90 days after Receipt of a notice describing the breach.

D.   Seller may terminate this Agreement as described in Section IV.D.

E.   Seller's sole liability to AMP for either such termination will be:

     1. Delivery to AMP of all Product ordered and for Purchase Orders subsequently placed related to firm commitments made by AMP to its customers for fiber optic cable prior to the date of termination except if this Agreement is terminated as a result of AMP's non-payment to Seller for Products sold to AMP; and

     2. Delivery to AMP of all AMP-owned prints and property and any confidential information at AMP's expense and in accordance with AMP's instructions.

F. Either party may terminate this Agreement without liability upon written notice if the other party files a voluntary petition in bankruptcy; or makes an assignment for the benefit of creditors; or a receiver, trustee and bankruptcy or similar officer is appointed to take charge of all or part of the other party's assets/property; or the other party is adjudged bankrupt.

G.   For purpose of this Section, "Receipt" is defined as follows:

     1. For facsimile, the date the sending party faxes the Notice to the receiving party;

     2. For express courier, the date the express courier company delivers the Termination Notice to the receiving party.

H.   Neither party shall be entitled to consequential or liquidated damages.

                                   SECTION XI
               COMPLIANCE WITH LAWS, INDEMNIFICATION AND INSURANCE

A. Seller hereby agrees that all services, Products, and processes covered hereby will be manufactured and furnished by Seller in accordance with and will conform to all applicable federal, state and local laws or regulation. Seller will, and hereby does, indemnify and hold harmless AMP, its officers, directors, employees and agents from all claims, demands, suits or actions, environmentally related or otherwise, of any nature whatsoever, including reasonable attorney's fees and expenses, arising from Seller's performance of any specified, required or requested services for, or the furnishing of Product to AMP. Seller agrees to defend AMP, at AMP's request against any such claim, demand or suit.

B. Seller agrees to maintain, at its own expense, a policy or policies of comprehensive general liability insurance with vendor's and product endorsements naming AMP as an additional insured with a combined single limit of at least $1,000,000. All such policies will provide that the coverage will not be terminated without at least 30 days prior written notice to AMP. Certificates of insurance will be furnished to AMP upon request.

C. Notwithstanding any other terms and conditions in this Agreement or any other document, the following terms and conditions will apply with regard to Seller's environmental responsibilities:

     1. Seller acknowledges that it is solely responsible for compliance with all federal, state and local environmental laws, regulations, ordinances and other requirements which apply or may apply to its operations, including such operations as are necessary to provide the Product covered by this Agreement and any Purchase Order issued pursuant to this Agreement. Seller's responsibility includes but is not limited to, where applicable, ensuring the proper handling and disposal of any hazardous or toxic substances or wastes and other waste materials under the Resource Conservation and Recover Act ("RCRA"), 42 U.S.C. Section 9601 et seq., any implementing regulations and analogous state laws and regulations arising from the other party's use, handling or disposal of hazardous and/or toxic substances or other waste materials related to the Products, or arising from the other party's alleged noncompliance with any federal, state or local environmental laws, regulations, ordinances, licenses, permits, or other requirements whatsoever, or arising from any claim that the other party's improper use, handling or disposal of hazardous or toxic substances or other materials related to the Products has resulted in personal injury or property damage to any third party.

     2. For the purpose of monitoring Seller's compliance with the terms of this Agreement, Seller hereby authorizes AMP to perform a compliance review, including a tour of Seller's facility, at any time upon reasonable notice to Seller.

                                  SECTION XIII
                          AMP CONFIDENTIAL INFORMATION

Seller understands and agrees that it will forever hold and protect in strict confidence on behalf of itself and its employees, all confidential information derived from AMP or its subsidiaries and affiliates participating in the Agreement. Seller will at AMP's request immediately return all documents received by Seller during the duration of this Agreement along with any copies. If Seller wants to provide AMP with confidential information, then AMP will only be obligated to hold such information in confidence if Seller and AMP enter into a separate confidentiality agreement.

                                  SECTION XIII
                     INTELLECTUAL PROPERTY AND INFRINGEMENT

A. Any design and development of Product or processes relating to Product which AMP provides to Seller or for which AMP pays Seller to perform will be the property of AMP.

B. Seller and AMP will negotiate in good faith an agreement for Seller to provide product preforms and technical and manufacturing assistance to AMP in drawing the preforms. C. Seller warrants that any Product which it designed or developed will be delivered free of the rightful claim of any third person by way of infringement of any patent or misappropriation of any trade secret; provided, however, that the representation set forth in this Section will not apply to Product manufactured in accordance with specifications originated by AMP or its customer.

D. Subject to Section XIII.F. below, Seller will defend, at the Seller's expense, every suit or claim for infringement or misappropriation related to Product designed or developed by Seller brought against AMP or any customer of AMP. Seller will indemnify, defend and save AMP and its customers harmless from all liability, loss or expense, including costs of settlement after obtaining Seller's written consent and reasonable attorney's fees, resulting from any claim that AMP; or any customer's use, possession, sales or resale of any Product or part thereof infringes any patent, or is a misappropriation of any trade secret or other proprietary right covering the Product or any part thereof. Each party agrees to notify the other promptly of any matter in respect to which the foregoing indemnity may apply and of which the notifying party has knowledge. If so notified, Seller will, without limitation, defend those actions or pay any fees awarded against AMP in any action or claim provided AMP will give Seller an opportunity to elect to take over, settle or defend any such claim, action or suit through counsel selected by Seller and under its sole direction, and at its sole expense and provided that in the event that the Seller elect to take over, defend of settle same, AMP will make available to Seller all defenses against any such claim, action, suit or proceeding known to or available to AMP. It is understood that either party is free to waive the right to seek indemnification from the other, in which event the party waiving the right of indemnification may select its own legal counsel.

E. If a Product designed or developed by Seller is held to constitute an infringement or misappropriation, then Seller will, at its own expense, either procure for AMP the right to continue using the Product or part thereof, or replace it with a non-infringing Product or part or modify the Product or part so that it becomes non-infringing, or, if neither of the foregoing alternatives is reasonably available despite Seller's best efforts, refund the purchase price and freight costs of such Product or part.

F.   The foregoing provision as to indemnity by Seller to AMP will not apply if:
     (a) the Product delivered by Seller to AMP is manufactured in accordance with designs and/or specifications and/or intellectual property supplied by AMP, in which case AMP agrees to indemnify Seller to the same extent that Seller has agreed to indemnify AMP hereunder; or (b) the Product delivered by Seller to AMP is subsequently modified or augmented by AMP without the written consent of Seller in a manner which creates an infringement or intellectual property violation which did not previously exist.

                                 G. SECTION XIV
                             COOPERATIVE ADVERTISING

Seller and AMP will negotiate in good faith an agreement for Seller to provide AMP with a cooperative advertising fund based on a percentage of purchases of Product by AMP. Any such agreement shall insure that any advertising derived from the advertising fund highlights Seller as the supplier of the Product in a manner acceptable to Seller.

                                   SECTION XV
                                    PUBLICITY

A. Seller may not disclose, advertise or publish information about the Agreement without the prior written consent of AMP, which shall not be unreasonably withheld or delayed. AMP's prior written consent will not be required when a disclosure about the Agreement is required by law.

B. Seller will, within 10 working days after Receipt a notice from AMP, grant reasonable access to its facilities during normal business hours to AMP and its customers and provide such data relating to a particular Product to AMP and its customers as AMP will reasonably request to demonstrate Seller's manufacturing and other capabilities to AMP's customers.

                                   SECTION XVI
                                     NOTICES

A. Any notices required or permitted to be given must be in writing and delivered in person, set by express courier, or via facsimile to the address set forth below. Notices will be effective upon Receipt, as defined in Section X.

                           If to AMP:

                           If to Seller:




                                  SECTION XVII
                                OTHER PROVISIONS

A. Seller may not assign the Agreement or any Purchase Order or any part thereof without first obtaining the express written consent of AMP.

B. Force Majeure. Neither party to this Agreement will be liable for its failure to perform any of its obligations hereunder during any period in which such performance is delayed by fire, flood, war, embargo, strike, riot, or the intervention of any government authority, provided that the party suffering such delay immediately notifies the other party of the delay.

C. AMP and Seller understand and contemplate that their relationship as described in this Agreement will be solely that of supplier and purchaser. The parties acknowledge that other contracts describe other aspects of the relationship between the parties. Nothing in the Agreement is intended or will be construed to create any partnership, joint venture, joint enterprise or other similar joint relationship, nor will either part be deemed to be an employee, agent or legal representative of the other for any purpose whatsoever. Neither party will have any authority, whether express, implied or apparent to assume or create any obligations for, on behalf of, in the name of, or for the benefit of the other.

D. The terms, provisions, representations and warranties contained in this Agreement will survive expiration or earlier termination of this Agreement notwithstanding delivery, acceptance of or payment for the Product ordered pursuant to this Agreement.

E. Seller agrees to provide to AMP notice of an information regarding any transaction which result in a change of control of Seller's business, including details of the transaction and any conditions placed on the transaction. For purposes of this paragraph "transaction" is construed broadly and includes, without limitation, sales, mergers, acquisitions, and devises.

F. This Agreement will be interpreted and governed in all respects by the laws of the Commonwealth of Pennsylvania without regard to its principles of conflict of law.

G. Any dispute that cannot be settled amicably by mediation will be heard, settled and decided under the Commercial Rules of the American Arbitration Association by three arbitrators chose in accordance with such Rules. Service of any matters in reference to such arbitration will be given in the manner described in Section

XVI. Such arbitration will be conducted in New York, New York. The award in such arbitration will be final and enforceable in any court of competent jurisdiction. The costs of arbitration will be paid as directed by the arbitrators.

H. If a conflict arises between any of the terms in the following documents, the order of precedence will be: (1) this Agreement; (2) terms and conditions on the face of any Purchase Order issued pursuant to this Agreement; and (3) terms and conditions on the reverse side of any Purchase Order issued pursuant to this Agreement.

I. The failure of either party to enforce any breaches of a provision of this Agreement will not be construed as waiving subsequent breaches of the same or any other provision of this Agreement. No such failure will be deemed to be an amendment to this Agreement.

J. This Agreement constitutes the entire Agreement between the parties relating to the purchase of fiber. NO modification will be valid unless set forth in writing and signed by the parties, except as otherwise provided herein. Both parties acknowledge that this agreement is the complete and exclusive agreement of the parties which supersedes all prior written proposals, negotiations and/or communications between the parties relating to this Agreement. This Agreement may be executed in duplicate, each of which will be deemed an original.

The authorized representatives of the parties have executed this Agreement intending to be legally bound.

AMP Incorporated, on behalf of itself       FiberCore, Inc.
and its subsidiaries and affiliates

BY:                                         BY:   /s/
   ------------------------------                 ------------------------------
Title:                                      Title:  Chairman, CEO
      ---------------------------
Date:                                       Date: July 29, 1996
     ----------------------------

                                    EXHIBIT A
                              PRICES AND DISCOUNTS

                                    EXHIBIT A
                         DISCOUNTS AND PROJECTED VOLUMES

------------------------------------------------------------------------------------------------------------
     Year           Proj. AMP         Fiber        Proj. FC         Proj.           MM             SM
                   Cable Sales       Portion         Share        Purchases      Discount       Discount
                       $MM              %              %             $MM             %              %
------------------------------------------------------------------------------------------------------------
     1996                                                                           15             15
------------------------------------------------------------------------------------------------------------
     1997              18              50             44             4.7            20             20
------------------------------------------------------------------------------------------------------------
     1998              34              50             60             10             20             20
------------------------------------------------------------------------------------------------------------
     1999              54              50             70             19             25             20
------------------------------------------------------------------------------------------------------------
     2000              77              50             80             31             25             20
------------------------------------------------------------------------------------------------------------
    Total:                                                           64
------------------------------------------------------------------------------------------------------------

If AMP elects, it can purchase 3.5 meters of single mode fiber for every meter of multimode fiber waved. Such an election must be made per the purchase order procedure.


                                 INITIAL PRICES
                                      (NET)
Product Type                                                    Price $/KM

1 UK 62.5 micron core                                            160
2 FDDI                                                           155
3
4

                            MATERIAL PRICE ADJUSTMENT

                                                     Units                      Cost             Cost
                                                     Per                        Per              Per
Material                                             Meter                      Unit             Meter
--------                                             -----                      ----             -----
Initial Cost
------------
Substrate tubes
Silicon Tetrachloride
Germanium Tetracholoride
Hydrogen
Oxygen
Helium                                               ______                     _____             ______

New Cost
Substrate tubes
Silicon Tetrachloride
Germanium Tetracholoride
Hydrogen
Oxygen
Helium                                               ______                     _____             _____

Adjustment (New Cost less Initial Cost)                                                           _____
